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                                                                     EXHIBIT 5.1


December 13, 2000


Colorado Business Bankshares, Inc.
821 17th Street
Denver, Colorado 80202

RE: Colorado Business Bankshares, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

         We have represented Colorado Business Bankshares, Inc. ("CoBiz") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") registering shares (the "Shares") of CoBiz's common stock, $.01 par value, under the Securities Act of 1933, as amended (the "Act") to be issued in a merger between FCBA Acquisition Corporation, a wholly owned subsidiary of CoBiz ("Mergerco"), and First Capital Bank of Arizona ("FCBA") pursuant to that certain Amended and Restated Agreement and Plan of Merger dated November 28, 2000 among CoBiz, Mergerco and FCBA (the "Merger Agreement").

         In connection with this opinion, we have reviewed (a) the Registration Statement, (b) the Merger Agreement and (c) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact material to such opinion, we have relied upon statements of officers of CoBiz or representations and warranties of CoBiz contained in the Merger Agreement.

         Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are experts within the meaning of the Act.


                                       Sincerely,


                                       /s/ SHERMAN & HOWARD L.L.C.